Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hanmi Financial Corporation:

We consent to the use of our report dated March 1, 2019, with respect to the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of Hanmi Financial Corporation and subsidiaries for the year ended December 31, 2018 and the related notes, incorporated in this Registration Statement on Form S-3 by reference and to the reference to our firm under the heading ‘Experts’ in the prospectus included in the Registration Statement on Form S-3 (File Number 333-251393) incorporated herein by reference.

/s/ KPMG LLP

Los Angeles, California

August 16, 2021